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[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]






                   CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


           We consent to the reference to our firm under the heading "Legal Matters" filed as part of Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 for variable options available under certain modified single payment combination fixed and variable life insurance contracts issued through The Sage Variable Life Account A of Sage Life Assurance of America, Inc. (File No. 333-78581). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                           SUTHERLAND ASBILL & BRENNAN LLP



                                           By:  /s/ Stephen E. Roth
                                                -------------------------------
                                                Stephen E. Roth, Esq.



Washington, D.C.
September 22, 2000